Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and of our report dated April 15, 2011 relating to the consolidated financial statements of Francesca’s Holdings Corporation for the year ended January 29, 2011 included in the Registration Statement (Form S-1 No. 333-179069) and the related Prospectus of Francesca’s Holdings Corporation for the registration of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

January 25, 2012